Exhibit 4.42

EXECUTION VERSION
CONFIDENTIAL

JINGDONG EXPRESS GROUP CORPORATION

SERIES A PREFERENCE SHARES SUBSCRIPTION AGREEMENT

Dated as of February 14, 2018

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ii

SERIES A PREFERENCE SHARES SUBSCRIPTION AGREEMENT

This Series A Preference Shares Subscription Agreement (this “Agreement”) is made as of February 14, 2018, by and between:

(i) Jingdong Express Group Corporation, a company incorporated in the Cayman Islands (the “Company”), and

(ii) each purchaser whose signature has been included in the signatures to this Agreement (each a “Purchaser” and collectively, the “Purchasers”).

Each of the Purchasers and the Company is referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company is engaged in the Principal Business (as defined below), and is seeking expansion capital to grow the Principal Business;

WHEREAS, the Company desires to issue and allot to each Purchaser, and each Purchaser desires to subscribe for and acquire from the Company, upon the terms and conditions set forth in this Agreement, the Series A preference shares of the Company, par value US$0.000025 per share (the “Series A Preference Shares”); and

WHEREAS, the Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1                                    Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Accounting Principles” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board, the Generally Accepted Accounting Principles in the United States, the Generally Accepted Accounting Principles in Hong Kong, or the Generally Accepted Accounting Principles in the PRC.

“Affiliate” of a Person (the “Subject Person”) shall mean (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is a Relative of the Subject Person, and any other Person that is directly or indirectly Controlled by the Subject Person and/or the Relative of the Subject Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Purchaser.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles” shall mean the Memorandum and Articles of Association of the Company in force and effect, as amended and restated from time to time.

“Authorization” shall mean consent, approval, order or authorization of, or registration with, or the giving of notice to, any Governmental Authority or any third party.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Closing” shall have the meaning set forth in Section 2.2(a)(i).

“Closing Date” shall mean the date of the Closing.

“Company” shall have the meaning set forth in the Preamble.

“Company Intellectual Property” shall mean all material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, domain names, mask works and other similar intellectual property rights, that will be transferred to the Group Companies in the Restructuring.

“Confidential Information” shall have the meaning set forth in Section 7.10(a).

“Contemplated Transactions” shall mean the transactions contemplated by the Transaction Documents.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person. The term “Controlled” and “Controls” has the meaning correlative to the foregoing.

“Control Documents” shall mean, collectively, the following documents each dated as of June 23, 2017: (i) the equity pledge contract (股权质押合同) by and among 西安京迅递供应链 科技有限公司, 西安京东信成信息技术有限公司 and Mr. LIU Qiangdong, (ii) the equity pledge contract (股权质押合同) by and among 西安京迅递供应链科技有限公司, 西安京东信成信息 技术有限公司 and Ms. ZHANG Pang, (iii) the equity pledge contract (股权质押合同) by and among 西安京迅递供应链科技有限公司, 西安京东信成信息技术有限公司 and Ms. LI Yayun, (iv) the exclusive purchase right contract (独家购买权合同) by and among 西安京迅递供应链 科技有限公司, 西安京东信成信息技术有限公司, Mr. LIU Qiangdong, Ms. ZHANG Pang and Ms. LI Yayun, (v) the loan contract (借款合同) by and among 西安京迅递供应链科技有限公 司, Mr. LIU Qiangdong, Ms. ZHANG Pang and Ms. LI Yayun, (vi) the power of attorney issued by each of Mr. LIU Qiangdong, Ms. ZHANG Pang and Ms. LI Yayun, (vii) the business operation agreement (业务经营协议) by and among 西安京迅递供应链科技有限公司, 西安京东信成信 息技术有限公司, Mr. LIU Qiangdong, Ms. ZHANG Pang and Ms. LI Yayun, (viii) the spouse consent letter (配偶同意函) issued by Ms. ZHANG Zetian, (ix) the spouse consent letter (配偶同 意函) issued by Mr. KONG Dechao, and (x) the exclusive technology consulting and services agreement (独家技术咨询和服务协议) by and between 西安京迅递供应链科技有限公司 and 西安京东信成信息技术有限公司.

“Disclosure Schedule” shall mean the disclosure schedule regarding this Agreement that has been provided by the Company to HHJL Holdings Limited or its counsel or any Representative.

“Dispute” shall have the meaning set forth in Section 7.2.

“Encumbrance” shall mean (a) any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equitable interests, adverse claims as to title, possession or use, or other encumbrance, priority or security interest over or in any property, assets or rights of whatsoever nature or any agreement for any of the same, and (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person.

“Equity Securities” shall mean, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Ordinary Shares and Preference Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Financial Statements” shall have the meaning set forth in Section 4.1(i).

“FINRA” shall have the meaning set forth in Section 4.2(f)(vi).

“Fundamental Representations” shall mean the representations and warranties of the Company in Section 4.1(a), Section 4.1(b), Section 4.1(c)(i), Section 4.1(d)(i), Section 4.1(e) and Section 4.1(f) or the representations and warranties of the Purchasers in Section 4.2(a) to Section 4.2(d), Section 4.2(h) and Section 4.2(i), as the context requires.

“Governmental Authority” shall mean any government or political or other subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, tribunal, commission, court, department or other instrumentality thereof and any regulatory or self-regulatory body (including any securities exchange).

“Group” or “Group Companies” shall mean collectively the Company and its Subsidiaries, and a “Group Company” means any of them. For the avoidance of doubt, the Group includes the VIE and its Subsidiaries.

“Indemnified Party” shall have the meaning set forth in Section 6.2.

“Indemnifying Party” shall have the meaning set forth in Section 6.2.

“Indemnity Notice” shall have the meaning set forth in Section 6.3.

“Jingdong Group” shall mean JD.com, Inc. and its Affiliates (other than the Group Companies).

“Key Employees” shall mean the persons set forth in Schedule 2.

“Law” or “Laws” shall mean all applicable laws, regulations, rules and Orders of any Governmental Authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

“Lead Investors” shall have the meaning set forth in the Shareholders Agreement.

“Losses” shall have the meaning set forth in Section 6.2.

“Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in a material adverse change in or a material adverse effect on (i) any of the condition, assets, liabilities, results of operations, or business of the Group Companies taken as a whole, except to the extent that any such Material Adverse Effect results from (A) the identity of the Purchasers or their Affiliates, (B) changes in the Accounting Principles or generally accepted accounting principles that are generally applicable to comparable companies, (C) changes in general economic and market conditions, (D) acts of war, sabotage or terrorism or natural disaster involving any jurisdiction in which the Company or its Subsidiaries operate, (E) any action taken by the Company or the other Group Companies that is required or expressly contemplated to be taken pursuant to any Transaction Documents, or (F) any action taken (or omitted to be taken) at the written request of the Purchasers which will purchase a majority of the Series A Preference Shares to be issued hereunder; or (ii) the ability of the Company or its Affiliates to consummate the Contemplated Transactions.

“Material Assets” shall have the meaning set forth in Section 4.1(l).

“Material Contract” shall have the meaning set forth in Section 4.1(h).

“Money Laundering Laws” shall have the meaning set forth in Section 4.2(i).

“Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Shares” shall mean the ordinary shares of par value of US$0.000025 each in the capital of the Company.

“Party” shall have the meaning set forth in the Preamble.

“Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” shall mean the People’s Republic of China, but for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Preference Shares” shall mean the Series A Preference Shares.

“Principal Business” shall have the meaning set forth in the Shareholders Agreement.

“Purchasers” shall have the meaning set forth in the Preamble.

“Relative” of a natural person means any spouse, parent, child, or sibling of such person.

“Representatives” shall have the meaning set forth in Section 7.10(a).

“Restated Articles” shall mean the Amended and Restated Memorandum and Articles of Association of the Company in the form attached hereto as Exhibit A.

“Restructuring” shall mean the restructuring of the Group as set forth in the Restructuring Plan.

“Restructuring Plan” shall mean the steps to implement the restructuring of the Group, as set forth in Schedule 1 hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, the applicable stock exchange and any other applicable law regulating securities or takeover matters.

“Series A Preference Shares” shall have the meaning set forth in the Recitals.

“Shareholders Agreement” shall mean the Shareholders Agreement to be entered into by and among the Purchasers, the Company and other shareholders of the Company, dated the date of the closing of the purchase and sale of Series A Preference Shares, in the form attached hereto as Exhibit B.

“Subscription Shares” shall mean the Series A Preference Shares to be issued to the Purchasers pursuant to this Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is

Controlled by such Person. For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed a Subsidiary of such Person.

“Transaction Documents” shall mean, collectively, this Agreement, the Shareholders Agreement, and the Restated Articles.

“Ultimate Investors” shall have the meaning set forth in Section 4.2(h).

“VIE” shall mean 西安京东信成信息技术有限公司.

Section 1.2                                    Other Definitional Provisions.  Unless the express context otherwise requires:

(a)                                 the words “hereof,” “hereby,” “hereto,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)                                  any references herein to “Dollars” and “$” and “US$” are to United States Dollars;

(d)                                 any references herein to a specific Section, Schedule or Exhibit or to the Recitals or Preamble shall refer, respectively, to Sections, Schedules, Exhibits, Recitals or Preamble of this Agreement, unless otherwise specified;

(e)                                  wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(f)                                   references herein to any gender shall include each other gender as the context requires;

(g)                                  the word “or” shall not be exclusive;

(h)                                 references to “written” or “in writing” include in electronic form;

(i)                                     the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement;

(j)                                    reference to any Person shall, where the context permits, include such person’s executors, administrators, legal representatives and permitted successors and assignees;

(k)                                 any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(l)                                     when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

(m)                             any reference to any Law shall be deemed (i) to refer to the applicable Law as has been or may from time to time be amended, modified or re-enacted and (ii) also to refer to all rules and regulations promulgated thereunder (as so amended, modified or re-enacted), unless the context requires otherwise;

(n)                                 the expression “to the best knowledge of the Company” or similar expression shall be treated as including matters of which the Company is aware or which it ought to have been aware if it had made due and careful enquiries of any Key Employee; and

(o)                                 any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated or supplemented.

ARTICLE II
PURCHASE AND SALE

Section 2.1                                    Sale and Issuance of Subscription Shares.

(a)                                 Subject to the terms and conditions of this Agreement, each Purchaser agrees to subscribe for and purchase at the Closing, and the Company agrees to issue and sell to such Purchaser at the Closing, that number of Series A Preference Shares as separately agreed to by the Company and such Purchaser, at a purchase price of US$2.50 per share.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the obligations and liabilities of the Purchasers under this Agreement are several, and not joint or joint and several.

Section 2.2                                    Closing, Payment and Delivery.

(a)                                 Closing.

(i)                                     Subject to below paragraph (ii), the closing of the purchase and sale of the Series A Preference Shares between each Purchaser and the Company (the “Closing”) shall take place remotely via exchange of documents and signatures as soon as practicable, but in no event later than ten (10) Business Days after the date when all closing conditions specified in Section 3.1 and Section 3.2 hereof have been waived (to the extent permissible by the Party or Parties entitled to the benefit of such conditions) or satisfied (other than those conditions that by their terms are intended to or may be satisfied at the Closing, but subject to the satisfaction or waiver thereof in accordance with this Agreement at the Closing) (the “CP Satisfaction Date”), or at such other time and place as the Company and the relevant Purchaser(s) mutually agree. The Company will notify each Purchaser of the CP Satisfaction Date and the Closing Date in writing.

(ii)                                  At the Closing: (1) each Purchaser shall (x) pay and deliver, or cause to be paid and delivered, the applicable total purchase price of the Series A Preference Shares that such Purchaser has agreed to purchase (as separately agreed to by the Company and such Purchaser) in U.S. dollars, by wire transfer or by such other method as the Parties may mutually agree, of immediately available funds to such bank account designated in writing by the Company to such Purchaser at least three (3) Business Days prior to the Closing, and (y) provide the Company with evidence of such payment to the reasonable satisfaction of the Company (the “Payment Evidence”), (2) against payment of the applicable amount as provided in this Section 2.2(a)(ii) by such Purchaser, the Company shall issue the applicable Subscription Shares to such Purchaser pursuant to the terms hereof and deliver a copy of the register of members of the Company or an extract thereof, certified by the company secretary or any director of the Company, reflecting such issuance, in each case, on the Closing Date if the Company receives the Payment Evidence by 15:00 p.m., Hong Kong time on the Closing Date, or on the next Business Day following the Closing Date if the Company receives the Payment Evidence after 15:00 p.m., Hong Kong time on the Closing Date; and (3) the Company shall appoint the persons nominated by the applicable Purchasers as directors of the Company in accordance with section 5.2 of the Shareholders Agreement with effect from the Closing Date. Within two (2) Business Days after the Closing, the Company shall deliver a scanned copy of the duly executed share certificate to each Purchaser for the applicable Subscription Shares (provided that the original of such share certificate shall be delivered to such Purchaser within five (5) Business Days following the Closing Date).

(b)                                 Restrictive Legend. The certificate representing the Subscription Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS’ AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

ARTICLE III
CONDITIONS TO CLOSING

Section 3.1                                    Conditions to the Purchasers’ Obligations to Effect the Closing. The obligation of each Purchaser to purchase and pay for its respective Subscription Shares as contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by such Purchaser in its sole discretion:

(a)                                 Representations and Warranties; Performance. The representations and warranties of the Company contained in Section 4.1 shall have been true and correct in all material respects (or, (i) if qualified by materiality or Material Adverse Effect or (ii) for the Fundamental Representations, in each case, true and correct in all respects) on the date of this Agreement and on and as of the date of the Closing (except for representations and warranties that expressly speak as of an earlier date, in which case as of such specified date); and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing.

(b)                                 No Prohibition.               No Governmental Authority of competent jurisdiction shall have, on or prior to the Closing, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no action, suit, proceeding or investigation shall have, on or prior to the Closing, been instituted or threatened by a Governmental Authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions.

(c)                                  Authorizations. The Company shall have obtained any and all Authorizations necessary for the consummation by the Company of the issuance of the Subscription Shares, and the entry by the Company into any Transaction Document to which it is a party, on or prior to the CP Satisfaction Date, all of which shall be in full force and effect.

(d)                                 Restated Articles. The Restated Articles shall have been duly adopted by the Company on or prior to the Closing and shall remain in full force and effect.

(e)                                  Shareholders Agreement. The Company shall have duly executed and delivered the Shareholders Agreement to such Purchaser on or prior to the Closing and the Shareholders Agreement shall, subject to occurrence of the Closing and signing by other parties thereto, remain in full force and effect.

(f)                                   No Material Adverse Effect. No Material Adverse Effect shall have occurred on or prior to the Closing.

Section 3.2                                    Conditions to the Company’s Obligations to Effect the Closing.                                           The obligation of the Company to issue the Subscription Shares to each Purchaser as contemplated by this Agreement at the Closing is subject to the satisfaction of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)                                 Representations and Warranties; Performance. The representations and warranties of such Purchaser contained in Section 4.2 shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, (i) if qualified by materiality or Material Adverse Effect or (ii) for the Fundamental Representations, in each case, true and correct in all respects) on and as of the date of the Closing; and such Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing.

(b)                                 No Prohibition.               No Governmental Authority of competent jurisdiction shall have, on or prior to the Closing, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no action, suit, proceeding or investigation shall have, on or prior to the Closing, been instituted or threatened by a Governmental Authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions.

(c)                                  Authorizations. Such Purchaser shall have obtained any and all Authorizations necessary for the consummation by such Purchaser of the purchase of the Subscription Shares, and the entry by such Purchaser into any Transaction Document to which it is a party, on or prior to the CP Satisfaction Date, all of which shall be in full force and effect.

(d)                                 Shareholders Agreement. Such Purchaser shall have duly executed and delivered the Shareholders Agreement to the Company on or prior to the Closing and the Shareholders Agreement shall, subject to occurrence of the Closing and signing by other parties thereto, remain in full force and effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1                                    Representations and Warranties of the Company. Subject to Section 7.1, except as set forth in the Disclosure Schedule, the Company hereby represents, warrants and undertakes to each Purchaser that, as of the date hereof and as of the date of the Closing (except for representations and warranties that expressly speak as of an earlier date, in which case as of such specified date), the following representations and warranties are true and correct:

(a)                                 Due Formation. Each Group Company is duly formed, validly existing and in good standing in the jurisdiction of its organization.

(b)                                 Authority. The Company has full power and authority to enter into, execute and deliver each Transaction Document to which it is or shall be made a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of each Transaction Document to which it is or shall be made a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized, or will be duly authorized prior to the Closing, by all requisite actions on its part.

(c)                                  Valid Agreement.

(i)                                     This Agreement has been, and each Transaction Document to which the Company is a party has been or will be, duly executed and delivered by the Company and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(ii)                                  Each Control Document has been duly signed by the parties thereto. The execution, delivery and performance by each of the relevant parties of each of the Control Documents, did not, do not and will not (1) result in any material violation of their respective articles of association or other constitutive documents, or (2) materially conflict with or result in a material breach or violation of, or constitute a material default under, any material agreement or instrument to which any of them is expressed to be a party or which is binding on any of them.

(d)                                 Capitalization.

(i)                                     Except as set forth in Section 4.1(d) of the Disclosure Schedule, there are no outstanding Equity Securities in the Company as of the date hereof. All issued and outstanding Equity Securities of the Company are validly issued, fully paid and non-assessable. The capitalization table attached hereto as Section 4.1(d) of the Disclosure Schedule truly and accurately describes the shareholding of the Company (1) immediately prior to the Closing and (2) immediately after the Closing assuming the issuance of all Series A Preference Shares contemplated in Section 2.1 hereof. All outstanding Equity Securities of the Company have been issued and granted in compliance with all applicable Securities Laws and other applicable Laws.

(ii)                                  Section 4.1(d) of the Disclosure Schedule contains a correct and complete list of each Group Company (other than the Company and any branches of any Group Company) as of the date hereof. All outstanding Equity Securities of such Group Companies (the “Subsidiary Shares”) (1) have been issued and granted in compliance with all applicable Securities Laws and other applicable Laws, (2) are legally and beneficially owned, directly or indirectly, by the Company or the VIE (as specified in Section 4.1(d) of the Disclosure Schedule), and (3) are free from any Encumbrances (other than any Encumbrances under any Control Documents). As of the date hereof, except for the Subsidiaries listed in Section 4.1(d) of the Disclosure Schedule, the Company has no other Subsidiaries (other than any branches of any Group Company).

(iii)                               No Person has the right (whether exercisable now or in the future and whether or not contingent) to call for the allotment, conversion, redemption, repayment, issue, registration, sale or transfer of any Equity Securities in any Group Company, under any option, agreement or other arrangement (except for any such right contemplated by the Transaction Documents or the Control Documents).

(e)                                  Due Issuance of the Subscription Shares. The Subscription Shares will be duly authorized prior to the Closing and, when issued and delivered to and paid for by the applicable Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any Encumbrance, except for restrictions arising under the applicable Securities Laws or created by virtue of this Agreement or other Transaction Documents and upon delivery and entry into the register of members of the Company at the Closing, the Subscription Shares will transfer to the applicable Purchasers with good and valid title, free and clear of any Encumbrance, except for restrictions arising under the applicable Securities Laws or created by virtue of this Agreement or other Transaction Documents.

(f)                                   Non-contravention. None of the execution and the delivery of this Agreement and the other Transaction Documents to which the Company is a party or shall be made a party, nor the consummation of the Contemplated Transactions, will (i) violate any provision of the organizational documents of the Company or violate any Law or Order of any Governmental Authority to which the Company is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company’s assets are subject, in each case, unless that it would not reasonably be expected to have a Material Adverse Effect.

(g)                                  Consents and Approvals. None of the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the Contemplated Transactions, nor the performance by the Company of this Agreement or any other Transaction Documents in accordance with their respective terms requires any Authorization which is required to be obtained by the Company, except such as have been or will have been obtained, made or given on or prior to the Closing.

(h)                                 Material Contracts. Copies of any contract that is material to the business of the Group Companies as set forth in Section 4.1(h) of the Disclosure Schedule (collectively, the “Material Contracts”) have been made available to HHJL Holdings Limited or its counsel or any Representative and are correct and complete in all material respects. Each Material Contract is a valid and binding agreement of the applicable Group Company or member of Jingdong Group which is a party thereto enforceable against it in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. To the best knowledge of the Company, each Group Company or member of Jingdong Group (as applicable) has duly performed in all material respects its obligations under each Material Contract to which it is a party to the extent that such obligations to perform have accrued, and there are no material disputes pending under any Material Contract. To the Company’s best knowledge, no event or circumstance has occurred that would constitute a material breach of or material event of default by any Group Company or member of Jingdong Group (as applicable) that is a party to any Material Contract.

(i)                                     Financial Statements; Absence of Certain Developments.

(i)                                     The Company has delivered to HHJL Holdings Limited or its counsel or any Representative (i) the pro forma consolidated balance sheet of the Company as of December 31, 2016 and December 31, 2017, (ii) the pro forma consolidated income statement of the Company for each of the last five (5) quarters ended September 30, 2017, and (iii) the pro forma consolidated cash flow statement of the Company for the fiscal year ended December 31, 2017 (the “Accounts Date”) (such financial statements, the “Financial Statements”; for the avoidance of ambiguity, the Financial Statements include customary key financial information of the businesses of the Group, including the businesses that would be part of the Group after the Restructuring). The Financial Statements have been prepared in accordance with the applicable Accounting Principles indicated therein on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present, in all material respects, the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, after giving effect to the completion of the Restructuring. The accounting records of the Group Companies are up to date, have been maintained on a proper and consistent basis and in accordance with all applicable Laws and applicable Accounting Principles, and contain an accurate and complete record, in all material respects, of all matters required to be entered therein or which are otherwise entered therein.

(ii)                                  Except for the transactions contemplated by this Agreement (including the Restructuring), since the Accounts Date until the date of this Agreement, the Group Companies have operated in the ordinary course of business consistent in all material respects with past practice and there has not been any Material Adverse Effect.

(iii)                               The Group Companies do not have any material liabilities required to be reflected on a balance sheet prepared in accordance with applicable Accounting Principles, except for liabilities that (1) are reflected in the Financial Statements or (2) have been incurred in the ordinary course of business consistent with past practice since the Accounts Date.

(iv)                              No Group Company has provided any guarantee or other form of assurance against loss in respect of any material obligation of any Person (other than another Group Company).

(j)                                    Company Intellectual Property. Section 4.1(j) of the Disclosure Schedule sets forth a list of all Company Intellectual Property. To the best knowledge of the Company, no Company Intellectual Property infringes or will infringe any intellectual property rights of any other Person, other than as would not reasonably be expected to have a Material Adverse Effect.

(k)                                 Real Property. As of the date hereof, none of the Group Companies owns any real properties.

(l)                                     Material Assets. The Group Companies have, or following completion of the Restructuring will have, good and marketable, sole and exclusive title to, all material tangible properties and assets of the Group Companies as included in the Financial Statements (the “Material Assets”), except for properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Accounts Date. The Material Assets have been properly maintained and are in all material respects in a condition that is adequate for the intended uses of such assets, subject to continued repair and replacement in the ordinary course of business consistent with past practice.

(m)                             Tax Matters.

(i)                                     Each of the Group Companies has timely filed or caused to be filed all material tax returns required to be filed by it, and all such tax returns are true, correct and complete in all material respects. All material taxes required to be paid by any Group Company (whether or not shown on any tax returns) have been timely paid in full. There is no pending material dispute with any tax authority relating to any of the tax returns filed by any Group Company.

(ii)                                  No material deficiencies for any material taxes have been proposed, asserted or assessed in writing against or with respect to any material taxes due by or material tax returns of the Group Companies that are still pending or not fully resolved.

(iii)                               There are no material Encumbrances on the assets or properties of any Group Company that arose in connection with any failure (or alleged failure) to pay any tax.

(n)                                 Employee Matters.

(i)                                     Except as would not result in any material liability for the Group, each of the Group Companies has paid all wages, salaries, wage premiums, commissions, bonuses, fees and other compensation which have become due and payable to its current and former employees and independent contractors or consultants under applicable Law or contract and no material fines, taxes, interest or other penalties are owed for any failure to pay or delinquency in paying such compensation or fees.

(ii)                                  To the best knowledge of the Company, no Key Employee is employed by any business outside of the business operated by the Group or the Jingdong Group. To the best knowledge of the Company, none of the Key Employees is obligated under any contract or other agreement, or Order of any Governmental Authority, that would materially interfere with such employee’s ability to promote the interests of the Group or that would materially conflict with the business operated by the Group. To the best knowledge of the Company, no Key Employee intends to terminate its current employment with the Group or the Jingdong Group (as applicable).

(iii)                               There is no strike or other labor dispute involving a Group Company pending which would have a Material Adverse Effect.

(iv)                              Each Group Company is, and has been, in compliance in all material respects with all applicable Laws (1) related to employment, collective bargaining and social security or (2) otherwise affecting contractual or other relations between employers and their employees or workers.

(o)                                 Employee Benefit Matters. All material provisions, payments and contributions to, or relating to any scheme or arrangement for employee benefits mandatorily required under PRC Law or other applicable Law have been duly made. Except as mandatorily required under PRC Law or other applicable Law, no Group Company has any obligation to provide material housing, provident fund, social insurance, severance, pension, retirement, retiree health, death or disability benefits or any other actual or contingent material employee benefits to any of the Key Employees or any other executive officers of the Group Companies.

(p)                                 Insurance. Jingdong Group has maintained adequate insurance cover against material risks normally insured against by companies carrying on similar businesses or owning properties and/or assets of a similar nature to the Group. All such policies are in full force and effect and will remain in full force and effect following the Closing for the benefit of the Group, and all material premiums due on such policies have been paid.

(q)                                 Compliance with Laws. The Group Companies are, and since their establishment have been, in compliance with all Laws and Orders applicable to them, other than as would not reasonably be expected to have a Material Adverse Effect.

(r)                                    Litigation; Orders; Insolvency.

(i)                                     There is no material action, suit or proceeding, pending or, to the best knowledge of the Company, threatened in writing (1) against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the Contemplated Transactions or (2) against any Group Company affecting any of the Material Assets or any Key Employee that, if determined adversely to the relevant Group Company, would have a Material Adverse Effect.

(ii)                                  No Group Company is insolvent under applicable Law nor has any order been made, petition presented or resolution passed for the appointment of an administrator, receiver, liquidator, trustee, custodian or similar official in respect of any Group Company.

Section 4.2                                    Representations and Warranties of Each Purchaser. Each Purchaser hereby severally and not jointly represents, warrants and undertakes to the Company that, as of the date hereof and as of the date of the Closing (except for representations and warranties that expressly speak as of an earlier date, in which case as of such specified date), the following representations and warranties are true and correct:

(a)                                 Due Formation. Such Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization and has all requisite power and authority to carry on its business as it is currently being conducted.

(b)                                 Authority. Such Purchaser has full power and authority to enter into, execute and deliver this Agreement, each other Transaction Document to which it is or shall be made a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Purchaser of this Agreement and each other Transaction Document to which it is or shall be made a party and the performance by such Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)                                  Valid Agreement. This Agreement has been, and each other Transaction Document to which such Purchaser is a party has been or will be, duly executed and delivered by such Purchaser and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)                                 Non-contravention. None of the execution and the delivery of this Agreement and the other Transaction Documents to which such Purchaser is a party or shall be made a party, nor the consummation of the Contemplated Transactions, will (i) violate any provision of the organizational documents of such Purchaser or violate any Law or Order of any Governmental Authority to which such Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which such Purchaser is a party or by which such Purchaser is bound or to which any of such Purchaser’s assets are subject.

(e)                                  Consents and Approvals. None of the execution and delivery by such Purchaser of this Agreement or any other Transaction Document, nor the consummation by such Purchaser of any of the Contemplated Transactions, nor the performance by such Purchaser of this Agreement or any other Transaction Document in accordance with their respective terms requires any Authorization, except such as have been or will have been obtained, made or given on or prior to the Closing.

(f)                                   Status and Investment Intent.

(i)                                     Experience. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subscription Shares. Such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment, and it qualifies as an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)                                  Solicitation.  Such Purchaser was not identified or contacted through the marketing of the Subscription Shares. Such Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts. The issuance of the Subscription Shares to such Purchaser was not solicited by or through anyone other than the Company.

(iii)                               No Registration. Such Purchaser acknowledges that the Subscription Shares have not been registered under the Securities Act or any applicable state securities law. Such Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Subscription Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with

Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(iv)                              Not U.S. Person. Such Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S promulgated under the Securities Act.

(v)                                 Offshore Transaction. Such Purchaser has been advised and acknowledges that in issuing the Subscription Shares to such Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S promulgated under the Securities Act. Such Purchaser is acquiring the Subscription Shares in offshore transactions as such term is defined in Rule 902 of Regulation S promulgated under the Securities Act.

(vi)                              FINRA. Such Purchaser does not, directly or indirectly, own more than five percent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

(vii)                           Purchase for Own Account. Such Purchaser is, or will be acquiring its Subscription Shares and any Equity Securities that such Subscription Shares are convertible into for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. It does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or any third Person, with respect to any Subscription Shares and any Equity Securities that such Subscription Shares are convertible into.

(g)                                  No Litigation. There is no action, suit or proceeding, pending or threatened against such Purchaser that questions the validity of this Agreement or the right of such Purchaser to enter into this Agreement or to consummate the Contemplated Transactions.

(h)                                 Ultimate Investors.

(i)                                     Such Purchaser has provided the Company with a written list of all the ultimate investors (including all existing and potential limited partners and general partners, shareholders, members and other investors, no matter whether investing or holding interest directly and indirectly) of such Purchaser (the “Ultimate Investors”).

(ii)                                  Such Purchaser represents and warrants that (i) no Ultimate Investor of it is an Adverse Person or a Competitor (each as defined in the Shareholders Agreement) or an Affiliate of any Adverse Person or Competitor, (ii) such Purchaser has not disclosed any Confidential Information to any Ultimate Investors or any other Person without the Company’s prior written consent, and (iii) any information with respect to any Ultimate Investors that has been provided by such Purchaser is true, accurate, complete and not misleading.

(i)                                     Source of Fund.

(i)                                     Such Purchaser has sufficient funds legally available to fund the Contemplated Transactions. The operations of such Purchaser, in particular those activities in connection with the Contemplated Transactions are and have been conducted at all times in compliance with applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving such Purchaser with respect to the Money Laundering Laws is pending or threatened.

(ii)                                  Any funds that such Purchaser uses or will use to fund the Contemplated Transactions are not directly or indirectly from any publicly offered products, asset management plans or schemes, trust products, investment products, financial products, or any other similar products.

(iii)                               Any fund from any single Ultimate Investor of such Purchaser is individually not less than US$30,000,000.

ARTICLE V
COVENANTS

Section 5.1                                    Further Assurances. From the date of this Agreement until the Closing, the Parties shall use their commercially reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions.

Section 5.2                                    Conduct of Business of the Company.  From the date of this Agreement until the Closing, the Company shall, and the Company shall cause each of the other Group Companies to, (i) conduct its business and operations in the ordinary course of business consistent with past practice, and (ii) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Closing in any material respects; in each case, unless the Purchasers shall otherwise consent in writing and unless otherwise contemplated under any Transaction Documents or the Restructuring.

Section 5.3                                    Restructuring. The Company shall, and shall cause each of the other Group Companies to, use commercially reasonable efforts to (a) enter into documents and/or take actions necessary or customary to effect the Restructuring in accordance with the Restructuring Plan and (b) complete the Restructuring as promptly as reasonably practicable in accordance with the Restructuring Plan and by June 30, 2019 (except for the completion of registration of relevant Company Intellectual Property), in each case, unless that it would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
INDEMNIFICATION

Section 6.1                                    Survival of the Representations and Warranties.  All representations and warranties made by the Company to the Purchasers or by a Purchaser to the Company (other than the Fundamental Representations and the representations and warranties in Section 4.1(m)) shall expire on the date that is eighteen (18) months after the Closing. All Fundamental Representations and the representations and warranties in Section 4.1(m) made by the Company to the Purchasers or by a Purchaser to the Company (as the case may be) shall expire on the date that is twenty-four (24) months after the Closing. Notwithstanding the foregoing, any claims which have been asserted in writing pursuant to Section 6.2 against the Party making such representations and warranties on or prior to such applicable expiration date shall continue to survive and be fully effective and enforceable until a final and non-appealable Order of a Governmental Authority of competent jurisdiction has been issued.

Section 6.2                                    Indemnification. From and after the Closing, each Party, as applicable (the “Indemnifying Party”), shall indemnify and hold the other Parties and their respective directors, officers and agents (collectively, the “Indemnified Parties”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Party contained in this Agreement; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Party contained in this Agreement.

Section 6.3                                    Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 6.4                                    Limitations on Liability.  Notwithstanding the foregoing, other than with respect to fraud, (i) the Company shall not have liability (for indemnification or otherwise) with respect to any Losses incurred by a Purchaser unless the aggregate amount of such Losses incurred by such Purchaser exceeds US$5,000,000 (in which case, the entire amount of Losses, subject to Section 6.4(ii) below, shall be payable by the Company to such Purchaser if the Company is liable), and (ii) the maximum liability for the Company with respect to each Purchaser shall not exceed an amount equal to 20% of such Purchaser’s purchase price. No Indemnifying Party shall be required to compensate any Indemnified Party more than once (whether under this Agreement or any other Transaction Document) in respect of the same Loss.

Section 6.5                                    Exclusive Remedy.  Other than with respect to fraud and without prejudice to Section 7.11, from and after the Closing, this Article VI shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim resulting from or arising out of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1                                    Disclosure Schedule References.    The Parties agree that any matter disclosed in a particular section of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company contained in the corresponding Sections of this Agreement and (b) any other representations and warranties of the Company contained in other Sections of this Agreement (regardless of the absence of an express reference or cross reference thereto), but only if the relevance of that matter as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.  The Parties acknowledge and agree that the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Purchasers, and the disclosure by the Company of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 7.2                                    Governing Law; Arbitration.   This Agreement shall be governed by and construed in accordance with the law of Hong Kong. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force. There shall be three arbitrators.  The claimant(s) shall have the right to appoint one arbitrator, and the respondent(s) shall have the right to appoint one arbitrator, and the two arbitrators so appointed shall designate a third arbitrator who shall be the presiding arbitrator of the arbitral tribunal. The language to be used in the arbitration proceedings shall be English. The seat of the arbitration shall be in Hong Kong. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

Section 7.3                                    Amendment.  This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Company and the Purchasers which will purchase a majority of the total Subscription Shares hereunder, provided that the number of Subscription Shares that a Purchaser will purchase hereunder cannot be amended without the agreement in writing executed by such Purchaser, provided further that prior to the Closing, each of COFCO CAPITAL (HONG KONG) CO., LIMITED (中粮资本（香港）有限公司), Jungle Parent Limited, or their respective Affiliate(s), upon the Company’s consent, can sign a signature page hereof to join this Agreement as a Purchaser.

Section 7.4                                    Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 7.5                                    Assignment.    Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned or otherwise transferred (i) by a Purchaser without the express prior written consent of the Company or (ii) by the Company without the express prior written consent of the Lead Investors. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 7.6                                    Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly delivered, given or received (a) on the date of delivery if delivered by hand, (b) on the date of successful transmission if sent via facsimile or electronic mail, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested. Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 7.6; provided that the Company’s notice address is as below unless otherwise amended and notified in accordance with this Section 7.6:

JD.com, Inc.

***

***

***

Attention: ***

Email: ***

with a copy (which shall not constitute notice) to:

***

***

***

Attention: ***

Email: ***

with a copy (which shall not constitute notice) to:

***

***

***

***

Attention: ***

Email: ***

Section 7.7                                    Entire Agreement.    This Agreement (together with the schedules and exhibits hereto and the other Transaction Documents) constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby prior to the execution of this Agreement are merged and superseded by this Agreement and the other Transaction Documents.

Section 7.8                                    Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from this Agreement in order to render the remainder of this Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 7.9                                    Fees and Expenses.  Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the Contemplated Transactions, including fees and expenses of attorneys, accountants, consultants and financial advisors. Except as otherwise provided in this Agreement, any taxes arising from this Agreement and the Contemplated Transactions shall be borne by the Parties pursuant to the applicable tax Law.

Section 7.10                             Confidentiality.

(a)                                 Each Party shall keep confidential (a) any information concerning the organization, business, technology, intellectual property, safety records, investment, finance, transactions or affairs of any Party or its Affiliates or any of their respective directors, officers, employees or agents (collectively, the “Representatives”) (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement or any of the other documents entered into in connection with the Purchasers’ investment in the Company, including the documents referred to in this Agreement, or the identities of the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information (collectively, the “Confidential Information”).  Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than a Party or its Representative, so long as such other party was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to any Party or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third party other than as permitted under this Agreement.

(b)                                 Notwithstanding any other provisions in this Section 7.10, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable Laws, make the required disclosure in compliance with the requirements of applicable Laws; provided that the Party who is required to make such disclosure shall, to the extent permitted by Law and so far as it is practicable, provide the Company and other relevant Parties with prompt notice of such requirement and cooperate with such Parties at their request, to enable such Parties to seek an appropriate protection order or remedy; provided further that notwithstanding any other provision of this Agreement, JD.com, Inc. and/or the Company shall be permitted to include a description of this Agreement and its terms in any filing with any securities exchange and/or governmental authorities, and any documents or communications undertaken in connection with such filing(s), without the need for such notice or cooperation provided under this Section 7.10(b).  In addition, each Party may disclose Confidential Information (i) to the extent required under judicial or regulatory process (after giving prior notice to the Company and the relevant Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality) or (ii) in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to the Transaction Documents; provided that, in the case of (i), the Party who is required to make such disclosure shall, to the extent permitted by Law and so far as it is practicable, at the request of the Company and other relevant Parties, cooperate with such Parties to enable such Parties to seek an appropriate protection order or remedy.

(c)                                  Each Party may disclose the Confidential Information only to its Representatives and professional advisers on a need-to-know basis; provided that such Party shall ensure such Persons strictly abide by the confidentiality obligations hereunder; provided further that no disclosure to any Adverse Person or Competitor (each as defined in the Shareholders Agreement) or any Affiliate of Adverse Person or Competitor is allowed without the prior written consent of the Company.   If any Purchaser is a fund, notwithstanding any other provisions hereunder, such Purchaser shall not disclose any Confidential Information to any of its investors without the Company’s prior written consent.

(d)                                 The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party to which the Confidential Information pertains approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the such Party.

Section 7.11                             Specific Performance. The Parties agree that irreparable damage may occur for which money damages would not be an adequate remedy in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 7.12                             Termination.

(a)                                 This Agreement shall terminate automatically prior to the Closing:

(i)                                     upon the written consent of each of the Parties; or

(ii)                                  in the event that the Closing has not occurred on or prior to June 30, 2018 (unless otherwise agreed upon between the Company and the relevant Purchasers).

(b)                                 This Agreement may be terminated prior to the Closing:

(i)                                     by any Party upon written notice to the other Parties, if any Governmental Authority shall have issued any Order or taken any other action permanently retraining, enjoining or otherwise prohibiting the Contemplated Transactions and such Order or other action has become final and non-appealable (provided that no Party shall be permitted to terminate this Agreement pursuant to this Section 7.12(b) if the imposition of such Order or other action was proximately caused by the breach by such Party or its Affiliate of any representation, warranty or covenant in this Agreement);

(ii)                                  by a Purchaser as to its purchase of its Subscription Shares if there exists a breach of any representation or warranty of the Company such that the condition set forth in Section 3.1(a) would not be satisfied and such breach has not been cured (or is incapable of being cured) by the Company within thirty (30) days following its receipt of notice from such Purchaser of such breach; or

(iii)                               by the Company as to a Purchaser’s purchase of its Subscription Shares if there exists a breach of any representation or warranty of such Purchaser such that the condition set forth in Section 3.2(a) would not be satisfied and such breach has not been cured (or is incapable of being cured) by such Purchaser within thirty (30) days following its receipt of notice from the Company of such breach.

(c)                                  Upon any termination of this Agreement, this Agreement will have no further force or effect, except for the provisions of Article VI and this Article VII, which shall survive any termination under this Section 7.12; provided that no termination of this Agreement shall relieve any Party of liability for any breach of this Agreement prior to such termination.

Section 7.13                             Headings.    The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 7.14                             Execution in Counterparts.   For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.   Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) will constitute effective and binding execution and delivery of this Agreement.

Section 7.15                             Press Release and Public Filing. Upon the signing of this Agreement by all of the Parties, each Party may issue a press release regarding the Contemplated Transactions in the form previously agreed to by the Company.

Section 7.16                             No Publicity. Each of the Parties will not, without the prior written consent of a Party (the “Subject Party”), use in advertising, publicity, marketing communications (whether oral or written) or other public communication or filing, the name of such Subject Party or, to their knowledge, the name of any partner, employee, Affiliate and/or controlling person thereof, except that the Company may make any such disclosure if, upon the advice of counsel, such disclosure is required by applicable Law and such Subject Party is notified in advance and given reasonable opportunity to minimize such disclosure. In addition, the Company may respond to inquiries about any public disclosure that was required by law or regulation, by confirming the

accuracy of such disclosure.   The provisions of this Section 7.16 shall not apply to any announcement or other press release issued in accordance with Section 7.15 or any filing permitted under Section 7.10(b).

Section 7.17                             Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

Section 7.18                             No Third Party Right.   The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) or otherwise. Notwithstanding any benefits possibly conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623), the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any third party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

JINGDONG EXPRESS GROUP CORPORATION

By:	/s/ authorized signatory
Name:
Title:

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Eastar Capital Fund, L.P.

By:	/s/ authorized signatory
Name:
Title:

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

HHJL Holdings Limited

By:	/s/ Jennifer Neo Ju Yun
Name: Jennifer Neo Ju Yun
Title: Director

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

SCC Growth IV Holdco A, Ltd.

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

SCC Growth IV 2018-A, L.P.

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

China Life Trustees Ltd. in its capacity as trustee for CLT-CLI HK BR (Class A) Trust Fund

By:	/s/ authorized signatory
Name:
Title:

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Jungle Parent Limited

By:	/s/ Norma Kuntz
Name: Norma Kuntz
Title: Director

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as or the day and year first above written.

CHINA MERCHANTS LOGISTICS SYNERGY LIMITED PARTNERSHIP

By:	/s/ SU Min
Name: SU Min
Title: Director of GP of CHINA
MERCHANTS LOGISTICS SYNERGY LIMITED PARTNERSHIP

By:	/s/ WANG Vivian Nan
Name: WANG Vivian Nan
Title: Director of GP of CHINA
MERCHANTS LOGISTICS SYNERGY LIMITED PARTNERSHIP

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Skycus China Fund, L.P.
acting through its general partner
Skycus Asset Management Limited

By:	/s/ Cheng Hongtao
	Name:	Cheng Hongtao
	Title:	Sole Director

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

TPP Follow-on I Holding E Limited

By:	/s/ authorized signatory
Name:
Title:

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Qianshan Logistics L.P.

By:	/s/ WANG CHENG
Name: WANG CHENG
Title: Director

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as or the day and year first above written.

Image Frame Investment (HK) Limited

By:	/s/ authorized signatory
Name:
Title:

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

JINGDONG E-COMMERCE (EXPRESS) LLC

By:	/s/ authorized signatory
Name:
Title:

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]